Exhibit 10.1

LEASE

THIS LEASE is made, for reference purposes only, as of the 14th day of May, 2015, by and between WTA Middlefield LLC, a California limited liability company (hereinafter called “Landlord”) and MobileIron, Inc., a Delaware corporation (hereinafter called “Tenant”).

IN CONSIDERATION OF THE MUTUAL PROMISES HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

1.                                      Premises.  Landlord leases to Tenant, and Tenant leases from Landlord, upon the terms and conditions herein set forth, those certain Premises (“Premises”) situated in the City of Mountain View, County of Santa Clara, California, as outlined in Exhibit A attached hereto and made a part hereof, and described as follows:  the entire building known as 490 E. Middlefield Road, Mountain View, California containing approximately 43,466 square feet of rentable area (the “Building”) and Property (defined below).  Tenant’s pro-rata share of the Building is 100%.  The Premises are located on that certain parcel of land legally described in Exhibit A-1 (the “Land”).  The Land and the Building together (including the Premises) are referred to as the “Property” in this Lease.

(a)                                 2.                                      Term.  The term of this Lease (the “Term”) shall commence on the earlier of November 1, 2015 or one (1) day after Landlord terminates the current lease and delivers possession to Tenant (the “Commencement Date”) and shall expire ninety (90) months later (the “Expiration Date”), unless Tenant elects to extend the Term as provided in Section 4.  Landlord shall deliver to Tenant exclusive vacant possession of the Premises and Property on the Commencement Date in the condition set forth in Section 7. Notwithstanding the foregoing, if Landlord does not deliver exclusive vacant possession of the Premises and Property (in the condition set forth in Section 7 below) on the Commencement Date set forth in the first sentence of this Section 2, except as set forth below this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in such event, Tenant shall not be obligated to pay any Rent (as defined below) until exclusive vacant possession of the Premises and Property is tendered to Tenant in the condition set forth in Section 7 and Landlord shall have given not less than thirty (30) days’ advance written notice of such tender to Tenant (the “Actual Delivery Date”).  In the event that the Actual Delivery Date occurs following the Commencement Date set forth in this Section 2, the Commencement Date, the Rent Commencement Date (defined below) and, the Expiration Date and Extended Term of this Lease shall be revised to conform to the Actual Delivery Date.  The rental periods set forth on the schedule of Fixed Monthly Rent (including, without limitation, the rent abatement period during the first two full months of the Term) shall be revised to begin on the Actual Delivery Date and end on each anniversary of such Actual Delivery Date such that Fixed Monthly Rent shall escalate on each such anniversary and not before.

If Landlord is unable to cause the Actual Delivery Date to occur on the Commencement Date specified in the first sentence of this Section 2, then Landlord shall use all commercially reasonable efforts to cause the Actual Delivery Date to occur as soon as possible thereafter (such obligation to use commercially reasonable efforts to include, in cases of the holdover of a prior

Tenant or occupant, the institution and prosecution of holdover or other appropriate proceedings against such prior Tenant or occupant).  If, for any reason, the Actual Delivery Date does not occur on or prior to December 1, 2015, then, at any time thereafter until the Actual Delivery Date shall occur, Tenant shall have the right (at its option) to terminate this Lease and receive an immediate refund and payment of the Security Deposit (or return of the Letter of Credit, defined below, as applicable), advance payment of Fixed Monthly Rent and all other sums that may have been paid or deposited with Landlord.

3.                                      Rent.  Beginning on the first day of the third full calendar month following the Commencement Date, or if later, the Actual Delivery Date (the “Rent Commencement Date”) Tenant shall pay to Landlord rent for the Premises of One Hundred Eighty-Nine Thousand Seventy-Seven Dollars ($189,077.00) per month (“Fixed Monthly Rent”) in lawful money of the United States of America, subject to adjustment as provided for below.  Fixed Monthly Rent shall be paid without deduction or offset, prior notice, or demand except as otherwise provided herein, at the address specified in Section 27 for notices to Landlord, or to such other place as may be reasonably designated from time to time by Landlord, as follows:

(a)                                 The first full month’s installment of Fixed Monthly Rent shall be paid to Landlord within five (5) days following the date by which Landlord and Tenant have each executed this Lease and each has delivered an executed counterpart of this Lease to the other party (the “Effective Date”).  A deposit of $1,500,000 as the Security Deposit shall be made by Tenant within two (2) business days following the Effective Date and held by Landlord pursuant to Sections 5 and 28 of this Lease.  Except for the first full month’s installment of Fixed Monthly Rent paid to Landlord by the fifth (5th) day following the Effective Date, which shall be applied by Landlord as a credit against the first initial installment(s) of Fixed Monthly Rent due from and after the Rent Commencement Date, monthly installments of Fixed Monthly Rent shall be paid in advance on the first (1st) day of each calendar month during the Term, beginning on the first day of the fourth full calendar month following the Rent Commencement Date in the amounts set forth in the following schedule of Fixed Monthly Rent (as such dates may be adjusted based on the actual date of the Commencement Date or Actual Delivery Date, as applicable):

Period	Fixed Monthly Rent
11/01/2015 – 12/31/2015	$0.00
01/01/2016 – 10/31/2016	$189,077.00
11/01/2016 – 10/31/2017	$194,749.00
11/01/2017 – 10/31/2018	$200,592.00
11/01/2018 – 10/31/2019	$206,610.00
11/01/2019 – 10/31/2020	$212,808.00
11/01/2020 – 10/31/2021	$219,192.00
11/01/2021 – 10/31/2022	$225,768.00
11/01/2022 – 04/30/2023	$232,541.00

(b)                                 Rent for any period during the Term hereof which is for less than one (1) full month shall be a pro-rata portion of the applicable Fixed Monthly Rent installment (or Additional Rent payment as applicable) payment.

(c)                                  Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix.  Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises.  Therefore, if (i) any installment of Fixed Monthly Rent is not received by Landlord within ten (10) days following the date it is due and payable or, (ii) Tenant is delinquent for more than five (5) business days in making payment of any Additional Rent (as provided in Section 3(d)) when due and Tenant has not raised a good faith objection within fifteen days following Tenant’s receipt thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, provided that the first late payment in any twelve (12) month period shall be waived.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.  Acceptance of any late charge shall not constitute a waiver of Tenant’s Default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(d)                                 All taxes, insurance premiums, late charges, penalties, costs and expenses which Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts, and all reasonable damages, costs, and attorney’s fees and expenses which Landlord may incur by reason of any Default of Tenant or failure on Tenant’s part to comply with the terms of this Lease, shall be deemed to be additional rent (hereinafter, “Additional Rent”), and, in the event of non-payment by Tenant, Landlord shall have all of the rights and remedies with respect thereto as Landlord has for the non-payment of a monthly installment of Fixed Monthly Rent.  Landlord shall deliver a statement of any and all Additional Rent that may become due, together with reasonable supporting documentation therefor.  The amounts shown in such statements shall be due and payable within thirty (30) days following Tenant’s receipt thereof, subject to Tenant’s right to assert good faith objections.  Tenant may, at its cost and at any reasonable time upon reasonable prior notice to Landlord, audit Landlord’s books relevant to Additional Rent.  Landlord and Tenant shall each use their best efforts to cooperate with each other to resolve any discrepancies between Landlord and Tenant in the accounting of Additional Rent.  For purposes of this Lease, Fixed Monthly Rent and Additional Rent are referred to collectively as “Rent.”

4.                                  Option to Extend Term.

(a)                                 Tenant shall have the option to extend the term on all the provisions contained in this Lease for one (1) five (5) year period (“Extended Term”) at an adjusted rental calculated as provided in Subsection 1(b) below on the condition that:

(i)                                     Tenant has given to Landlord written notice of exercise of that option (“option notice”) at least twelve (12) months but no more than fifteen (15) months before expiration of the initial term or extended term(s), as the case may be.

(ii)                                  Tenant is not in Default beyond the applicable cure period in the performance of any of the terms and conditions of the Lease on the date of giving the option notice, and Tenant is not in Default beyond the applicable cure period on the date that the extended term is to commence.

(b)                                 Rent for Option Period.  The Fixed Monthly Rent during the Extended Term shall be the then current fair market monthly rent (“Fair Market Rent”) for the Premises as of the commencement date of the Extended Term, as determined by the agreement of the parties or, if the parties cannot agree within sixty (60) days prior to the commencement of such Extended Term, then by broker determination.  In determining the Fair Market Rent, the parties (and in the absence of their agreement, the brokers) shall determine the Fair Market Rent by taking into consideration the rents being charged at the time such determination is to be made for similar space in similar properties in the Mountain View area pursuant to leases with terms and provisions substantially similar to those contained in this Lease.  All other terms and conditions contained in the Lease, as the same may be amended from time to time by the parties in accordance with the provisions of the Lease, shall remain in full force and effect and shall apply during the Extended Term.

If it becomes necessary to determine the fair market rental value for the Premises by appraisal, real estate broker(s), all of whom shall have at least ten (10) years’ experience appraising office space located in the vicinity of the Premises and none of whom shall have worked for either Landlord or Tenant in the ten (10) year period preceding the commencement date of the applicable extended term, shall be appointed and shall act in accordance with the following procedures:

(i)                                     If the parties are unable to agree on the Fair Market within the allowed time, either party may demand a determination by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of a broker selected by the party demanding an appraisal (the “Notifying Party”).  Within ten (10) days following the Notifying Party’s determination demand, the other party (the “Non-Notifying Party”) shall either approve the broker selected by the notifying party or select a second properly qualified broker by giving written notice of the name, address and qualification of said broker to the Notifying Party.  If the Non-Notifying Party fails to select a broker within the ten (10) day period, the broker selected by the Notifying Party shall be deemed selected by both parties and no other broker shall be selected.  If two brokers are selected, they shall select a third appropriately qualified brokers.  If the two brokers fail to select a third qualified broker, the third broker shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

(ii)                                  If only one broker is selected, that broker shall notify the parties in simple letter form of its determination of the Fair Market Rent for the Premises within fifteen (15) days following his selection, which determination shall be conclusively determinative and binding on the parties as the appraised Fair Market Rent.

(iii)                               If multiple brokers are selected, the brokers shall meet no later than ten (10) days following the selection of the last broker.  At such meeting the brokers shall attempt to determine the Fair Market Rent for the Premises as of the commencement date of the Extended Term by the agreement of at least two (2) of the brokers.

(iv)                              If two (2) or more of the brokers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing brokers shall, in simple letter form executed by the agreeing brokers, notify both Landlord and Tenant of the amount set by such agreement.  If multiple brokers are selected and two (2) brokers are unable to agree on the Fair Market Rent for the Premises, all brokers shall submit to Landlord and Tenant an independent determination of the Fair Market Rent for the Premises in simple letter form within twenty (20) days following appointment of the final broker.  The parties shall then determine the Fair Market Rent for the Premises by averaging the determinations; provided that any high or low determination, differing from the middle determination by more than ten percent (10%) of the middle determination, shall be disregarded in calculating the average.

(v)                                 The brokers’ determination of Fair Market Rent shall be based on rental of space of the same age, quality, construction, size and location as the Premises (“Comparable Buildings”) and shall take into account Tenant’s obligations to pay additional rent under this Lease.  In determining Fair Market Rent, the brokers shall not consider any alterations installed in the Premises at Tenant’s expense.  Fair Market Rent shall mean the fixed monthly rent that (at the time in question) would be offered and accepted under an arm’s-length net lease between an informed and willing Tenant (that is not then a Tenant or SubTenant of any portion of the Premises) and an informed and willing Landlord, neither of whom is under any compulsion to enter into such transaction demising the Premises, assuming (i) such arm’s length triple-net lease will demise the Premises in its then “as is” condition, and (ii) assuming the following factors (and, based thereon, making any appropriate adjustments to the fixed monthly rent which would otherwise be offered and accepted for such an arm’s length net lease pursuant to the foregoing provisions of this definition): (I) that the Tenant will not receive, and the Landlord will not provide or pay, (w) any workletter, (x) any improvement, relocation, moving or other allowance or contribution, (y) any rent abatement or other reduced or free rent period, or (z) any other allowance or concession, in connection with the Tenant’s leasing of the Premises; (II) that the Landlord will not pay any brokers’ fee or commission in connection with the Tenant’s leasing of the Premises; and (III) that the creditworthiness of the Tenant is the same as that of Tenant.

(vi)                              If only one broker is selected, then each party shall pay one-half of the fees and expenses of that broker.  If three brokers are selected, each party shall bear the fees and expenses of the broker it selects and one-half of the fees and expenses of the third broker.

(c)                                  If Tenant has exercised its option to extend, the phrase “Term” as used in this Lease shall mean the initial term of the Lease and the extended term(s).

5.                                      Security Deposit.  Within two (2) business days following the Effective Date, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under this Lease, an irrevocable letter of credit (the “Letter of Credit”) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (“LC Amount”), containing the terms required herein, and be issued by Silicon Valley Bank, Santa Clara, CA, or another money-center, solvent bank (a bank which accepts deposits, maintains accounts, has an office in California or in New York, New York, that will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord.  Any references in this Lease to Security Deposit shall mean the Letter of Credit.  The Letter of Credit shall be (i) at sight and irrevocable, (ii) subject to the terms of this Section 5.1, maintained in effect, whether through replacement, renewal or extension, for the entire period from the date of execution of the Lease through that date which is thirty (30) days following the expiration date of this Lease, and to the extent the Letter of Credit delivered to Landlord does not extend by its terms until the expiration date of this Lease, Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit, without any action whatsoever on the part of Landlord, (iii) subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and (iv) fully assignable by Landlord in connection with a transfer of Landlord’s fee ownership interest in the Property to another third party and permit partial draws.  In addition to the foregoing, the form and terms of the Letter of Credit shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that:  (A) Landlord shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s written statement that such amount is due to Landlord under the terms and conditions of this Lease as a result of Tenant’s Default and/or because Tenant failed to cause a new Letter of Credit or certificate of renewal or extension to be delivered to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit if the issuing bank has provided notice of non-extension for another period, it being understood that if Landlord is a corporation, partnership or other entity, then such statement shall be signed by any authorized person, including any person who is authorized to sign a lease on behalf of Landlord; and (B) in the event of a transfer of Landlord’s fee title interest in the Property to a third party who has expressly assumed this Lease, Landlord shall transfer the Letter of Credit (or cause a substitute letter of credit to be delivered, as applicable through an application process via the issuing bank) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to such a new landlord.

If, as a result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 5.  Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the expiration date of this Lease, Landlord will accept a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit) that complies with the provisions of this Section 5.  However, if the Letter of Credit is not timely renewed thirty (30) days prior to the expiration of the Letter of Credit or a substitute letter of credit is not timely received within thirty (30) days prior to the expiration of the Letter of Credit, or if

Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 5.1, Landlord shall have the right to present the Letter of Credit to the bank in accordance with the terms of this Section 5, and the entire sum evidenced thereby shall be paid to and held by Landlord as a cash security deposit and as collateral for the performance of Tenant’s obligations under this Lease and for all losses and damages Landlord may suffer as a result of any Default by Tenant under this Lease, and if Tenant shall cause to be issued and delivered to Landlord a replacement Letter of Credit in the LC Amount within ten (10) business days after the Landlord has drawn down on the Letter of Credit, then Landlord shall return the cash security deposit to Tenant.  Upon an event of Default by Tenant hereunder during the Term, Landlord may, but without obligation to do so, draw upon the Letter of Credit, in part or in whole, to cure any Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from Tenant’s Default.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7.  The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other governmental laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy to the Letter of Credit and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws with respect to the Letter of Credit.

If and when Tenant shall have achieved four (4) consecutive quarters of positive cash flow from its operating activities, Tenant shall be entitled to reduce the LC Amount from One Million Five Hundred Thousand Dollars ($1,500,000.00) to Two Hundred Thirty-Two Thousand Five Hundred Forty-One Dollars ($232,541.00), provided that Tenant is not then in default under this Lease beyond any applicable notice and cure periods, and provided further that, along with the requested reduction, Tenant tenders to Landlord a replacement Letter of Credit, or a certificate of amendment to the existing Letter of Credit conforming in all respects to the requirements of this Section 5, in the reduced amount of $232,541.00, in which event, the LC Amount shall be reduced.

6.                                  Use of the Premises.  The Premises shall be used exclusively for the purposes of light manufacturing, storage, engineering, sales and distribution, R&D, general office, marketing, and other related legal uses.

(a)                                 Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose or purposes other than the purpose for which the Premises are hereby leased; and no use shall be made or permitted to be made of the Premises, nor acts done, which will increase the existing rate of insurance upon the building in which the Premises are located (unless Tenant agrees to pay for any such increase), or cause a cancellation of any insurance policy covering said building, or any part thereof, nor shall Tenant sell or permit to be kept, used, or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policies.  Tenant shall not commit or suffer to be committed any waste upon the Premises or any public or private nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the Building in which the premises are located; nor, without limiting the generality of the foregoing, shall Tenant allow the Premises to be used for any improper, unlawful, or reasonably objectionable purpose.

(b)                                 Tenant shall not place any harmful liquids in the drainage system of the Premises or of the building of which the Premises form a part in violation of applicable law.  No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the Building proper except in trash containers placed inside exterior enclosures designated for that purpose by Landlord, or inside the Building proper at locations reasonably designated by Landlord.  No materials, supplies, equipment, finished or semi-finished products, raw materials, or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the Building proper without Landlord’s prior written approval.

(c)                                  Landlord acknowledges that the subject Premises is located within a Super Fund Site and represents to Tenant that the United States Environmental Protection Agency has issued a letter dated January 25, 1993 (attached as Exhibit B) indicating that no further work needs to be performed at the site.  Landlord shall be solely responsible for investigating, reporting, remediation and monitoring in connection with any and all Toxic or Hazardous Materials on the Premises which are not the express responsibility of Tenant under the following sections.  As between Landlord and Tenant, Landlord shall be solely responsible, at Landlord’s sole cost and expense for all losses, damages, injury, claims, obligations, liabilities, demands, damages, judgments, and costs, including, without limitation, attorneys’ fees arising from or in connection with any Toxic or Hazardous Materials that existed prior to Tenant’s occupancy of the Premises and those that migrate from, onto or under the Premises during the Term (including the Extended Term, if any) through no fault of Tenant.  If the presence of any such Toxic or Hazardous Materials causes or results in the Premises being or becoming untenantable, Tenant shall have the right to terminate this Lease.

(d)                                 Landlord further acknowledges that the Premises is located within the boundaries of the Middlefield-Ellis-Whisman Superfund Site Study Area (“MEW Site”).  The EPA is the lead agency overseeing the investigation, monitoring, remediation and response actions conducted at the MEW Site.  Information concerning the MEW Site can be found by accessing the EPA’s website: (http://yosemite.epa.gov/r9/sfund/r9sfdocw.nsf/ViewbyEPAID/CAD982463812).

(e)                                  Tenant acknowledges that except as otherwise expressly set in this Lease, Tenant is accepting the Premises “AS IS” without any representation or warranty of Landlord, express, implied or statutory, as to Hazardous Materials, the environmental condition of the Premises or the MEW Site.

(f)                                   Tenant understands and acknowledges that Hazardous Materials are or may be present in the soil of and/or the soil vapor and/or groundwater underlying the Premises (“Pre-Existing Conditions”).  Tenant further understands and acknowledges that the Former Fairchild Premises has in the past been subject to enforcement actions by the EPA; the MEW Site is currently subject to various environmental orders.  As described above, the MEW Site is actively and intensely managed by the EPA Environmental investigations, monitoring and remediation activities have been, are being and will continue to be conducted by the MEW Responsible Parties at the MEW Site, including the Premises.  Tenant shall allow access for same to be implemented, as provided in this Section 6.

Section 25359.7 of the California Health and Safety Code requires landlords of non-residential property who know, or have reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath the real property to provide written notice of such to a lessee of the real property.  Landlord has made the disclosures as set forth above.

(g)                                  Landlord shall indemnify, defend and hold harmless Tenant, its partners, directors, officers, employees, lenders, and successors against all losses, damages, injury, claims, obligations, liabilities, demands, damages, judgements, and costs, including, without limitation, attorneys’ fees arising from or in connection with any and all Toxic or Hazardous Materials that existed prior to Tenant’s occupancy of the Premises.  Tenant in turn represents to Landlord that it does not now and will not in the future use or knowingly permit the use or otherwise store or introduce Toxic or Hazardous materials within the Premises, excluding, however basic janitorial, maintenance and office supplies, products typically found in motor vehicles used by employees and invitees, and materials commonly used in connection with Tenant’s business as described in Section 7 hereof.  For purposes of this Section 6 “Toxic or Hazardous Materials” shall mean any product, substance, chemical, material or waste whose presence, nature, quality and/or intensity or existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on the leased premises, is either (i) potentially injurious to the public health, safety or welfare, the environment, or the leased premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Tenant or Landlord to any governmental agency or third party under any applicable statute or common law theory.  Toxic or Hazardous Materials shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof.

(h)                                 Tenant hereunder shall be responsible for and indemnify, and hold Landlord and its partners, directors, officers, employees, lenders, successors and assigns harmless from all claims, obligations, liabilities, demands, damages, judgments and costs, including reasonable attorneys’ fees in connection with any Toxic or Hazardous Materials stored, manufactured, generated, handled, disposed, or used on, under or about the Premises by Tenant, its employees, agents, contractors or invitees in violation of applicable law or this Lease, provided that Tenant shall not be responsible for, or obligated to indemnify or hold harmless Landlord or any of Landlord’s partners, directors, officers, employees, lenders, successors or assigned from or against any Toxic or Hazardous Materials that existed on or about the Premises and Property prior to Tenant’s occupancy of the Premises.  Tenant’s and Landlord’s obligations hereunder shall survive the expiration or earlier termination of this Lease.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible (or obligated to indemnify or hold harmless Landlord or any Landlord Party) for contamination by Toxic or Hazardous Materials which migrate from, onto or under the Premises, or are otherwise introduced onto or under the Property during the Term (including the Extended Term, if any) through no fault of Tenant.

(i)                                     If, at any time during the term of this Lease, Landlord or Tenant suspects that Toxic or Hazardous Materials may be present on the Premises which are the responsibility of the other under the above sections, Landlord or Tenant, as the case may be, may order a soils report, or its equivalent and such other party shall pay such costs within fifteen (15) days from the date upon which it is determined that such contamination was caused by Landlord or Tenant, as applicable.

(j)                                    Subject to Sections 12 and 13, Tenant shall abide by all laws, ordinances, and statutes, as they now exist or may hereafter be enacted by legislative bodies having jurisdiction thereof, relating to its particular use and occupancy of the Premises.

7.                                      Improvements:   Tenant shall accept the Premises in “AS-IS” condition.  However, Landlord, at Landlord’s expense shall deliver the Building and Premises in good sound condition and repair, professionally cleaned and free of any and all personal property of any prior tenant or occupant.  If the Premises are not delivered to Tenant in the foregoing condition, then Tenant shall have until the one hundred twentieth (120th)  day after the Commencement Date (or Actual Commencement Date, if applicable) to notify Landlord of this fact.  Further, as long as such failure does not result from any wrongful act, omission or negligence of Tenant, Landlord shall promptly take all action necessary to remedy such failure at no cost or charge (as a reimbursable expense or otherwise) to Tenant.  Additionally, Landlord shall assign to Tenant, on a non-exclusive basis, any and all warranties related to the Building or its systems or other items that Tenant is responsible to maintain under this Lease, and Landlord shall promptly upon request by Tenant use commercially reasonable efforts to enforce such warranties for the benefit of Tenant.

8.                                      Taxes and Assessments.

A.                                    Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed upon or against Tenant’s fixtures, equipment, furnishings, furniture, appliances, and personal property installed or located on or within the Premises.  Tenant shall use reasonable efforts to cause said fixtures, equipment, furnishings, furniture, appliances, and personal property to be assessed and billed separately from the real property of Landlord.  If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

B.                                    All property taxes or assessments levied or assessed by or hereafter levied or assessed by any governmental authority against the Premises or any portion of such taxes or assessments which becomes due or accrued during the term of this Lease shall be paid by Landlord.  Tenant shall pay to Landlord Tenant’s proportionate share of such taxes or assessments within thirty (30) days of receipt of Landlord’s invoice demanding such payment.  Tenant’s liability hereunder shall be prorated to reflect the Commencement and Expiration Dates, and Tenant shall have no obligation to pay or reimburse Landlord for any property taxes or assessments: (1) levied with respect to or otherwise applicable to any period of time before the Commencement Date or after the Expiration Date; (2) levied on Landlord’s rental income, unless such tax or assessment expense is imposed in lieu of real property taxes; (3) in excess of the amount that would be payable if such tax or assessment costs were paid in installments over the longest allowable term; (4) imposed on land and improvements other than the Property; or (5) attributable to Landlord’s net inheritance, gift, transfer, estate, franchise or income taxes.

9.                                      Insurance.

A.                                    Indemnity.  Tenant agrees to indemnify, defend and hold harmless Landlord and Huettig & Schromm, Inc., and each of their respective officers, directors, partners, members, employees and affiliates (collectively, “Landlord Parties”, or individually a “Landlord Party”) from and against any and all demands, claims, causes of action, judgments, obligations, or liabilities, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys’ fees) to the extent arising out of: (i) the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors or invitees, or (ii) Tenant’s breach of this Lease; provided, however, that Tenant shall have no obligation to indemnify or hold harmless Landlord, Huettig & Schromm, Inc. or any other or Landlord Party to the extent any such demands, claims, causes of action, judgments, obligations, liabilities or expenses are caused by the gross negligence, willful misconduct or violation of law by Landlord, Huettig & Schromm, Inc. or any other Landlord Party.  Subject to and without limiting Section 6(d) and any other indemnification obligations that Landlord may have under this Lease, this Lease is made on the express condition that Landlord and Huettig & Schromm, Inc. their officers, directors, partners, members, employees and affiliates shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, or occupancy of the Premises, specifically including, without limitation, any liability for injury to the person or property of Tenant, its agents, officers, employees, licensees, and invitees, except to the extent that any of the foregoing arises out of the ordinary negligence (but only to the extent not covered by the insurance Tenant actually carries or is required to carry under this Lease), gross negligence, willful misconduct or violation of law by Landlord, Huettig & Schromm, Inc. or any other or Landlord Party.

B.                                    Liability Insurance.  Tenant shall, at its expense, obtain and keep in force during the term of this Lease a policy of Commercial General Liability insurance insuring Tenant, with cross-liability endorsements, against any liability arising out of Tenant’s use, or occupancy of the Premises and all areas appurtenant thereto, including parking areas and property insurance to cover Tenant’s personal property, equipment, inventory, fixtures and tenant improvements on the Premises.  Such insurance shall include Landlord, Huettig & Schromm, Inc. and their respective officers, directors, partners, members and employees as additional insureds, and be in an amount not less than three million dollars ($3,000,000) for each occurrence for bodily injury and physical damage to the property and five million dollars ($5,000,000) general aggregate limit.  The insurance shall be with admitted insurance companies with an AM Best rating of A- VII or better.  Prior to possession, Tenant shall deliver to Landlord a certificate of insurance evidencing the existence of the policy which (1) includes Landlord and Huettig & Schromm, Inc. their officers, directors, partners, members and employees as additional insureds, (2) contains a contractual liability provision, and (3) coverage is primary and any coverage by Landlord is in excess thereto. Tenant shall provide Landlord with not less than ten (10) days prior written notice of any cancelation or material reduction of such insurance coverage. Tenant shall also require any contractors or vendors performing construction work on the Premises on behalf of Tenant to maintain similar coverage as detailed above (except that the limits of liability for such commercial general liability insurance may be reduced to $2,000,000 per occurrence/$2,000,000 general aggregate limit).

C.                                    Property Insurance.  Landlord shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering (a) loss or damage to the Premises (which may include earthquake and/or flood insurance), in the amount of the full replacement value thereof, and (b) Landlord’s liability insurance.  Tenant shall pay to Landlord its pro-rata share of the cost of said insurance within ten (10) days of Tenant’s receipt of Landlord’s invoice demanding such payment.  Tenant acknowledges that such insurance procured by Landlord shall contain a deductible which reduces Tenant’s cost for such insurance, and in the event of loss or damage, Tenant shall be required to pay to Landlord the amount of such deductible in an amount not to exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate during any calendar year of the Term.

D.                                    Worker’s Compensation Insurance. Tenant, at its expense, shall maintain a policy or policies of worker’s compensation insurance and any other employer’s liability insurance sufficient to comply with all laws.  Said policy shall also contain a waiver of subrogation in favor of Landlord and Huettig & Schromm, Inc.

E.                                     Reserved.

F.                                      Release and Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby releases each other and their respective agents, employees, successors, assignees and subtenants from damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by “all risk” or “special form” property insurance, without regard to the negligence or misconduct of the person or entity so released.  All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver and release contained in this paragraph.  Each party shall cause each insurance policy it obtains to provide that the insurer thereunder waives all recovery by way of subrogation as required herein in connection with any injury or damage covered by such policy.

10.                               Reimbursable Expenses and Utilities.  Tenant shall pay its pro-rata share based on square footage of all water, gas, light, power, electricity, telephone, HVAC maintenance and repairs, trash removal, landscaping, tree trimming, sewer charges, and all other services, including normal and customary property management fees (not to exceed three percent (3%) of the fixed monthly rent), supplied to or consumed on the Premises during the Term.  In the event that any such services are billed directly to Landlord, then Tenant shall pay Landlord for such expenses within thirty (30) days of Tenant’s receipt of Landlord’s invoice demanding payment.  Notwithstanding the foregoing, Tenant shall have no obligation to pay or reimburse Landlord for any of the following operating costs or expenses related to the Premises or Property: (1) costs occasioned by the act, omission or violation of any law by Landlord, any other occupant of the Property, or their respective agents, employees or contractors; (2) costs occasioned by fire, acts of God, or other casualties or by the exercise of the power of eminent domain; (3) costs to correct any construction defect in the

Premises or the Property or to comply with any covenant, condition, restriction, underwriter’s requirement or law applicable to the Premises or the Property on the Commencement Date; (4) costs related to the operation of the business of the partnership, corporation or other entity which constitutes Landlord (including accounting and legal costs for such entity), as the same are distinguished from the costs of operation, management and repair of the Property; (5) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Property; (6) costs incurred in connection with negotiations or disputes with any other occupant of the Property and costs arising from the violation by Landlord or any occupant of the Property (other than Tenant) of the terms and conditions of any lease or other agreement; (7) insurance costs for coverage not customarily paid by tenants of similar projects in the vicinity of the Premises (it being understood that the foregoing shall not be deemed to prevent Landlord from seeking reimbursement from Tenant for the cost of insurance premiums related to customary and standard earthquake insurance coverage on the Building), Tenant’s proportionate share of insurance deductibles in excess of $25,000.00 per annum and co-insurance payments; (8) costs incurred in connection with the presence of any Toxic or Hazardous Materials, except to the extent caused by the introduction of the Toxic or Hazardous Materials in question by Tenant, or any of Tenant’s agents, employees, contractors, or invitees; (9) costs which could properly be capitalized under generally accepted accounting principles, except for Capital Expenditures amortized over the useful life of the capital item in question, and only with respect to those specific Capital Expenditures identified in Sections 11 and 12 below; (10) expense reserves of any kind, including replacement reserves and reserves for bad debts or rent loss, and depreciation costs of any kind; (11) costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Building or Property; (12) costs of special services provided solely to an individual tenant of the Building other than Tenant (including excess utility usage); (13) political, charitable or similar civic contributions or donations; (14) penalties or fines and interest incurred as a result of Landlord’s violations of law or late payments, and costs arising from the active or gross negligence or willful misconduct of, or violation of any laws or private restrictions by, Landlord or its agents, employees, vendors, contractors, or providers of materials or services; (15) amounts reimbursed or costs covered pursuant to contractor’s or manufacturer’s warranties or guarantees; or (16) any cost for overtime or other expenses to Landlord in curing Landlord’s defaults.

11.                           Repairs and Maintenance.

(a)                                 Subject to provisions of Section 15, Landlord shall keep and maintain in good order, condition and repair the exterior portions of the Building and Land (including, without limitation, landscaping, tree trimming and all other exterior maintenance and services) and the structural elements of the Premises including, without limitation, the roof, roof membrane, paving, pipes and conduit to the point of entry into the Building, floor slab, foundation, exterior walls, windows and entrances.  Landlord shall make such repairs, alterations or improvements as are reasonably necessary with respect to such exterior areas and Tenant shall pay to Landlord, within thirty (30) days of Landlord’s invoice to Tenant therefor, the cost of such repairs, replacements, alterations or improvements provided, however, that notwithstanding anything to the contrary, the repair, replacement, alteration and improvement costs in excess of $15,000 per occurrence that are considered capital expenditures (“Capital Expenditures”) under generally accepted accounting principles, consistently applied (“GAAP”) (including, without limitation, capital improvements, capital repairs, capital equipment and capital tools), or any exterior Building painting, sidewalk or parking lot repair that costs in excess of $15,000 in any one instance (whether or not it constitutes a Capital Expenditure), shall be amortized over the useful life thereof and Tenant shall be obligated to pay, as Additional Rent, only the amount which coincides with the remaining Term.  Tenant’s payment obligations under this Section 11 shall in no event include any repairs, replacements, alterations or improvements which (i) expand the leaseable area of the Property, (ii) are related to the structural elements of the roof (specifically excluding the roof membrane), floor slabs, exterior and load bearing walls, foundation, footings, or pipes and conduit to the point of entry into the Building, or (iii) upgrade or improve the general character or quality of the Premises.  Notwithstanding the foregoing, if the reason for any repair, replacement, alteration or improvement is caused by the wrongful act or omission of Tenant or arises because of a breach of Tenant’s obligations under this Lease, then Tenant shall pay 100% of the costs or expense to remedy the same, subject to and without limiting Section 9.F concerning release and waiver of subrogation rights.

(b)                                 Subject to the foregoing, Tenant hereby expressly waives the provision of Subsection 1 of Section 1932, and Sections 1941 and 1942 of the Civil Code of California and all rights to make repairs at the expense of Landlord, as provided in Section 1942 of said Civil Code. Landlord will not be in default in the performance of any obligation required to be performed by Landlord under Section 11(a) or elsewhere in this Lease unless Landlord fails to perform such obligation within a reasonable time, but in no event later than thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord will not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Notwithstanding the foregoing, if Landlord is in default of its maintenance, repair or other obligations under this Lease, and (i) such default materially and adversely impairs Tenant’s ability to use the Premises or Property or any material portion thereof for the operation of its business pursuant to the terms of this Lease, or (ii) poses a material and imminent risk to the health or safety of persons, then Tenant may perform such obligations subject to the following terms and conditions: (A) Tenant shall deliver to Landlord a written notice (“Self-Help Notice”) of Tenant’s intention to perform such obligations, which Self-Help Notice shall indicate Tenant’s intention to exercise its self-help rights and to perform such obligations which are otherwise Landlord’s responsibility hereunder; if Landlord fails to commence to cure its failure to perform within five (5) business days after receipt of the Self-Help Notice (it being understood that no cure period shall be required for Landlord defaults that pose a material and imminent risk to the health or safety of persons), Tenant may take whatever action is reasonably necessary to perform such obligations; (B) all work performed by Tenant or its agents in accordance with this Section 11(b) must be performed at a reasonable and competitive cost and rate; and (C) Landlord shall reimburse Tenant for the reasonable costs of such performance incurred in accordance with the terms of this Section 11(b) within thirty (30) days after Tenant’s submission to Landlord of receipted invoices therefor (accompanied by reasonable supporting documentation).

(c)                                  Except as expressly provided in Subsection 11(a) above as well as Sections 7, 12, 15 and 16, Tenant shall, at its sole cost, keep and maintain the entire Premises and every part thereof, including, without limitation, the interior windows, interior window frames, interior plate glass, interior glazing, truck doors, doors, all door hardware, interior of the Premises, interior walls and partitions, and electrical, plumbing, and lighting, systems in good and sanitary order, condition, and repair; provided, however, that notwithstanding anything to the contrary, if any of Tenant’s obligations under this Section 11.C would constitute a Capital Expenditure in excess of $15,000 per occurrence, then at Tenant’s request, Landlord shall make such repair or replacement at Landlord’s expense.  In such event, the cost of such repair or replacement shall be amortized straight-line over its useful life, with interest at the Interest Rate, and Tenant shall be obligated to pay, as Additional Rent, only the amount which coincides with the remaining Term.  Tenant, at Tenant’s cost, shall maintain a service contract for the maintenance of all heating, air conditioning, and ventilation equipment with a licensed and insured contractor and will provide Landlord with a copy of such service contract.

(d)                                 Should Tenant fail to maintain the Premises or make repairs required of Tenant hereunder following thirty (30) days’ written notice (or such longer time as may reasonably be necessary to complete the repair if the repair will reasonably take longer than 30 days to complete) from Landlord, Landlord, in addition to all other remedies available hereunder or by law, and without waiving any alternative remedies, may make the same, and in that event, Tenant shall reimburse Landlord as Additional Rent for the reasonable out-of-pocket cost of such maintenance or repairs within thirty (30) days after its receipt of a written invoice from Landlord.

12.                               Alterations and Additions.  Tenant shall not make, or suffer to be made, any alterations, improvements, or additions in, on, or about, or to the Premises or any part thereof, without prior written consent of Landlord, which consent shall not be unreasonably withheld, and without any valid building permit issued by the appropriate governmental authority that may be required.  Notwithstanding the foregoing, Tenant shall be permitted to make alterations, improvements, or additions to the Premises following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, if and to the extent such improvements do not (i) involve the expenditure of more than $25,000.00 in any one instance, (ii) affect the appearance of the Building or any areas outside the Premises, or (iii) affect the building systems (mechanical, electrical or plumbing) or structure of the Building. Landlord retains the right to require Tenant to use a Landlord’s designated general contractor for any of the alterations, improvements, or additions in, on, about, or to said Premises that Tenant may construct, provided that Landlord’s contractor is appropriately licensed and experienced, competitive in its pricing, and is otherwise available to perform the work in a timely fashion; otherwise, Tenant may use another licensed and experienced general contractor approved by Landlord, which approval shall not be unreasonably withheld. As a condition to giving such consent, Landlord may require that Tenant agree to remove any such alterations, improvements, or additions at the termination of this Lease, and to restore the Premises to their prior condition.  Any alteration, addition, or improvement to the Premises (excluding Tenant’s trade fixtures, equipment and other personal property, which Tenant may remove from the Premises at any time) shall become the property of Landlord upon installation, and shall remain upon and be surrendered with the Premises at the termination of this Lease.  Alterations and additions which are not to be deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, partitioning, electrical signs, carpeting, or any other installation which has become an integral part of the Premises.

Notwithstanding anything to the contrary herein, if, during the term hereof, any alteration or addition through all or any portion of the Premises or Building form a part, is required by law, regulation, ordinance, or order of any public agency and such alteration or addition cannot be deferred until after the Term has ended, then if such legal requirement is not imposed because of Tenant’s specific use of the Premises and is not “triggered” by Tenant’s alterations or Tenant’s application for a building permit or any other governmental approval (in which instance Tenant shall be responsible for 100% of the cost of such alteration or addition), Landlord shall be responsible for constructing such alteration or addition (but shall defer the same to the extent requested by Tenant and permitted by law) and Tenant shall be responsible only for its proportional share of the cost for said alteration or addition, amortized over the useful life of such improvement that coincides with the remaining Term (including the Extension Term, but only if exercised by Tenant).

13.                               Acceptance of the Premises and Covenant to Surrender.  By entry and taking possession of the Premises pursuant to this Lease, Tenant accepts the Premises as being in good and sanitary order, condition, and repair, and accepts the Premises in their condition existing as of date of such entry, subject to and without limiting Landlord’s repair, maintenance, warranty and other obligations under this Lease.

Tenant agrees on the last day of the term hereof, or on sooner termination of this Lease, to surrender the Premises, together with all alterations, additions, and improvements which may have been made in, to, or on the Premises by Landlord or Tenant, unto Landlord in good and sanitary order, condition, and repair, excepting for such wear and tear as would be normal for the period of the Tenant’s occupancy, for any damage caused by casualty, and for repairs that are the responsibility of Landlord under this Lease.  Tenant, on or before the end of the term or sooner termination of this Lease, shall remove all its personal property, trade fixtures, signage, security systems and data and phone cabling installed by of for Tenant in the Premises, and all property not so removed shall be deemed abandoned by Tenant.  Tenant further agrees that at the end of the term or sooner termination of this Lease, Tenant, at its sole expense, shall have the carpets steam cleaned, any walls damaged by Tenant (or any party acting under or with the permission of Tenant) patched, any damaged ceiling tile (beyond normal wear and tear during the Term through no fault of Landlord or its agents) replaced, the windows cleaned, the drapes cleaned, and any damaged doors (beyond normal wear and tear during the Term through no fault of Landlord or its agents) replaced, if necessary to restore the Premises to the condition in which it was received by Tenant, normal wear and tear, damage caused by casualty, and repairs that are the responsibility of Landlord under this Lease excepted.

If the Premises are not surrendered at the end of the term or sooner termination of this Lease, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay.

14.                               Default.

(a)                                 Events of Default.  The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:

(i)                                     Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within ten (10) business days after such payment is due and payable and such default shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant, provided that Landlord shall not be obligated to give such notice more than twice in any 12 month period; or

(ii)                                  Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law as long as any such notice is prepared and served upon Tenant in accordance with California Code of Civil Procedure Sections 1161 and 1162 or any similar or successor law, as applicable; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in Default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as reasonably possible.

(b)                                 Remedies Upon Default.  Upon the occurrence of any event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)                                     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, subject to all applicable legal due process requirements, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(A)                               The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B)                               The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)                               The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)                               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new Tenant, whether for the same or a different use, and any special concessions made to obtain a new Tenant; and

(E)                                At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 14(b) shall be deemed to be and to mean all sums required to be paid by Tenant under this Lease.  As used in Sections 14(b)(i)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at an interest rate equal to the rate per annum which is three (3) whole percentage points higher than the prime rate published in the Money Rates section of the Wall Street Journal, (or comparable index, if such publication is discontinued) (the “Interest Rate”) of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 14(b)(i)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii)                                  Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(iii)                               Waiver of Default.  No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained.  Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.  The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

(iv)                              Efforts to Relet.  For the purposes of this Section 14, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

(v)                                 Application of Funds.  If Landlord elects to relet the Premises as provided in this Section, and such reletting is then allowed under applicable California Law, then rent that Landlord receives from reletting for the remaining Term shall be applied to the payment of:  (1.) any indebtedness from Tenant to Landlord other than rent due from Tenant; (2.) all costs, including for maintenance, incurred by Landlord in reletting; (3.) rent due and unpaid under this Lease.  After deducting the payments referred to in this Section, any sum remaining from the rent Landlord receives from reletting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease.  In no event shall Tenant be entitled to any excess rent received by Landlord.  If, on the date rent is due under this Lease, the rent received from reletting is less than the rent due on that date, Tenant shall pay to Landlord, in addition to the remaining rent due, all costs, including for maintenance, Landlord incurred in reletting that remain after applying the rent received from the reletting, as provided in this Section.

(vi)                              Landlord’s Right to Cure Default.  Landlord, at any time after Tenant commits a Default and fails to cure such Default within the period of cure provided in this Lease, can cure the Default at Tenant’s cost.  If Landlord at any time, by reason of Tenant’s Default and following such period for cure, pays any sum or does any act that requires the payment of any sum, the reasonable out-of-pocket sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid and shall be payable within ten (10) days following written demand for payment, and if paid at a later date shall bear interest at an interest at the Interest Rate until Landlord is reimbursed by Tenant.  The sum, together with interest on it, shall be additional rent.

15.                               Destruction. In the event the Premises are damaged or destroyed from any cause and the repair of such damage will cost more than thirty-three percent (33%) of the replacement cost of the Premises, Lessor may, at its option, (1) rebuild or restore the Premises to their condition prior to the damage or destruction or (2) terminate the Lease, subject to the terms and conditions of this Section 15.

If the damage to the Premises will cost more than thirty-three percent (33%) of the replacement cost of the Premises and Landlord does not give Tenant notice in writing within thirty (30) days from the destruction of the Premises of its election either to rebuild and restore the Premises, or to terminate this Lease, Landlord shall be deemed to have elected to rebuild or restore them, in which event Landlord agrees, at its expense, promptly to rebuild or restore the Premises to its condition prior to the damage or destruction.  If Landlord does not complete the rebuilding and restoration within one hundred eighty (180) days following the date of destruction (it being understood that in no event shall the rebuilding and restoration be deemed complete unless and until the Premises are no longer Untenantable and the Common Areas functional for all purposes hereunder), then Tenant shall have the right to terminate this Lease by giving fifteen (15) days prior written notice to Landlord.  Landlord’s obligation to rebuild or restore shall not include restoration of Tenant’s trade fixtures, equipment, merchandise, or any improvements, alterations, or additions made by Tenant to the Premises.

In the event that the Premises are damaged or destroyed to the extent of less than thirty-three and one-third percent (33 1/3%) of the replacement cost thereof, Landlord at its expense, shall promptly rebuild or restore the Premises to its condition prior to the damage or destruction, unless Tenant exercises its right to terminate this Lease.

In the event the Premises are damaged or destroyed in whole or in part from any cause, or, if any fire, earthquake, flood or other casualty or destruction of any kind or nature shall render the Premises completely or partially Untenantable for any period, then, provided that such casualty or destruction was not caused by the willful misconduct of Tenant, Rent shall be abated (in the proportion that the rentable portion of the Untenantable area of the Premises bears to the total rentable area of the Premises for the period during which the Premises are Untenantable) beginning on the date of such damage, destruction or casualty until, as applicable, termination of this Lease or thirty (30) days after the date on which the Premises (or such portion thereof) is no longer Untenantable and Landlord has given written notice to Tenant that the Premises are no longer Untenantable and a certificate of occupancy for the Premises, as restored following such damage, destruction or casualty has been obtained (if such certificate is required by applicable law).  The term “Untenantable,” when used with respect to the Premises, or any portions thereof, shall mean that the Premises, or any portion thereof, is not reasonably capable of being used by Tenant for its intended purpose or that the continuance of Tenant’s business from the Premises is impractical as a consequence of a casualty, damage or destruction (as reasonably determined by Tenant).

Within thirty (30) days following any damage, destruction or casualty, Landlord shall cause to be prepared and delivered to Tenant a written estimate of the date by which all restoration work necessitated by such casualty or destruction shall be completed (which estimate shall be prepared by an independent reputable contractor, registered architect or licensed professional engineer designated by Landlord, and reasonably approved by Tenant) (such estimate being herein called the “Restoration Completion Estimate”).  If the Restoration Completion Estimate is a date later than the date that is one hundred eighty (180) days after the date of such casualty or destruction, or the such casualty or destruction occurs during the last one hundred twenty (120) days of the Term (as may have been extended by the Extension Term), then, provided that such damage, destruction or casualty was not the direct or indirect result of Tenant’s willful misconduct, Tenant may elect to terminate this Lease by providing Landlord written notice no later than thirty (30) days following delivery of the Restoration Completion Estimate to Tenant or, in the case of damage, destruction or casualty occurring in the last one hundred twenty (120) days of the Term (as may have been extended by the Extension Term), within thirty (30) days after the occurrence of such damage, destruction or casualty.

Landlord and Tenant agree that the foregoing provisions of this Section 16 are to govern their respective rights and obligations in the event of any damage, destruction or casualty and supersede and are in lieu of the provisions of any applicable law, statute, ordinance, rule, regulation, order or ruling now or hereafter in force which provide remedies for damage or destruction of Premises (including, without limitation, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 and any successor statute or laws of a similar nature).

16.                               Condemnation.  If less than fifteen percent (15%) of the Premises or less than fifteen percent (15%) of the parking areas shall be taken for any public or quasi-public use, under any statute of by right of eminent domain, or private purchase in lieu thereof, and the part thereof which remains is susceptible of occupation by Tenant for the conduct of its business on the Premises, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor or purchaser, Landlord shall promptly restore the remainder of the Premises to a complete architectural unit, and the Rent payable hereunder shall be adjusted so that the Tenant shall be required to pay for the remainder of the term only such portion of such Rent that is applicable to the size of the Premises remaining after such taking such bears to the size of the entire Premises prior to such taking.  Either Landlord or Tenant shall have the option to terminate this Lease by written notice to the other party given not later than thirty (30) days after the taking, in the event that such taking causes a reduction of fifteen percent (15%) of the Premises or more or fifteen percent (15%) of the parking areas on the Property or more and Landlord is unable or unwilling to provide substitute parking within a reasonably close proximity to the Premises).  If a part of all of the Premises be taken, all compensation awarded upon such taking shall go to the Landlord, and the Tenant shall have no claim thereto, and the Tenant hereby irrevocably assigns and transfers to the Landlord any right to compensation or damages to which the Tenant may become entitled during the term hereof by reason of the purchase or condemnation of all or a part of the Premises, except that Tenant shall have the right to recover its share of any award or consideration for (1.) moving and relocation expenses; (2) loss or damage to Tenant’s trade fixtures, furnishings, equipment, and other personal property; and (3.) loss of business goodwill.

17.                               Free from Liens.  Tenant shall (1.) pay for all labor and services performed for materials used by or furnished to Tenant, or any contractor employed by Tenant with respect to the Premises, and (2.) indemnify, defend, and hold Landlord and the Premises harmless and free from any liens, claims, demands, encumbrances, or judgments created or suffered by reason of any labor or services performed for materials used by or furnished to Tenant or any contractor employed by Tenant with respect to the Premises, and (3.) give notice to Landlord in writing five (5) days prior to employing any laborer or contractor to perform services related, or receiving materials for use upon the Premises that might be subject to a lien claim, to give Landlord sufficient time to post, on behalf of Landlord, a notice of non-responsibility in accordance with the statutory requirements of the California Civil Code, Paragraph 3094, or any amendment thereof.  In the event an improvement bond with a public agency in connection with the above is required to be posted, Tenant agrees to include Landlord as an additional obligee.

18.                               Compliance with Laws.  Tenant shall, at its own cost, comply with and observe all requirements of all municipal, county, state, and federal authority now in force, or which may hereafter be in force, pertaining to the use and occupancy of the Premises, subject to and without limiting Landlord’s obligations under the last grammatical paragraph of Section 12 above.

19.                               Subordination.  Tenant agrees that this Lease shall, at the option of Landlord, be subjected and subordinated to any mortgage, deed of trust, or other instrument of security, which has been or shall be placed on the land and building, or land or building of which the Premises form a part, and this subordination is hereby made effective without any further act of Tenant or Landlord.  The Tenant shall, at any time hereinafter, within ten (10) business days of its receipt of a written demand from Landlord, execute any instruments, releases, or other documents that may reasonably be required by any mortgagee, mortgagor, trustor, or beneficiary under any deed of trust, for the purpose of subjecting or subordinating this Lease to the lien of any such mortgage, deed of trust, or other instrument of security.  Tenant’s failure to execute any such documents or instruments within five (5) days after Tenant’s receipt of a second written request from Landlord, shall be a default of the Lease.  Landlord represents and warrants that there are no mortgages, deeds of trust, or other instruments of security encumbering the Premises or Property as of the date of this Lease, except for permanent financing from City National Bank.  Notwithstanding the foregoing or anything to the contrary contained in this Lease: (i) concurrently with the execution of this Lease, Landlord and Tenant shall also execute a subordination, non-disturbance and attornment agreement (“SNDA”) from the holder of such financing in a commercially reasonable form, and (ii) with respect to any mortgage, deed of trust, or other instrument of security entered into by Landlord following the date of this Lease, Tenant’s subordination of this Lease shall be subject to receiving an SNDA in a commercially reasonable form from the holder of such mortgage, deed of trust, or other instrument of security.

20.                               Abandonment.  Tenant shall not abandon the Premises at any time during the term; and if Tenant shall abandon, surrender said Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned, at the option of Landlord; except such property as may be mortgaged to Landlord; provided, however, that Tenant shall not be deemed to have abandoned the Premises so long as Tenant continues to pay all rents as and when due, and otherwise is not in “Default” pursuant to the terms and conditions of this Lease.

21.                               Assignment and Subletting.

A.                                    Definitions.  For purposes of this Paragraph 21, the following terms shall be defined as follows:

(i)                   Sublet.  The term “Sublet” shall mean any transfer, sublet, assignment, license or concession agreement, change of ownership, mortgage, or hypothecation of this Lease or the Tenant’s interest in the Lease or in and to all or a portion of the Premises.

(ii)                  Subrent.  The term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant from a SubTenant if such sums are related to Tenant’s interest in this Lease or in the Premises, including, but not limited to, bonus money and payments (in excess of book value) for Tenant’s assets including its trade fixtures, equipment and other personal property, goodwill, general intangibles, and any capital stock or other equity ownership of Tenant.

(iii)                 SubTenant.  The term “SubTenant” shall mean the person or entity with whom a Sublet agreement is proposed to be or is made.

B.                                    Landlord’s Consent.  Tenant shall not enter into a Sublet without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Any Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and, at Landlord’s election, shall terminate this Lease.  In determining whether or not to consent to a proposed Sublet, Landlord may consider the following factors, among others, all of which shall be deemed reasonable; (i) whether the proposed SubTenant has a sufficient net worth (in Landlord’s reasonable discretion) in light of the responsibilities to be undertaken in connection with the Sublet on the date consent is requested; (ii)  whether the proposed use of the Premises by the proposed SubTenant is consistent with the permitted use for the Premises set forth in Paragraph 6 of this Lease; (iii) whether the proposed SubTenant has an unsavory business reputation or is engaged in a business that is incompatible with the quality of the Building; (iv)  whether the rent payable by the Subtenant under the proposed Sublet is set below the current fair market rent for the subleased Premises as a way to shift a portion of the Sublet rent to the Tenant by other means to avoid paying Landlord its share of the profit of such transaction; and (v)  if Tenant is not then leasing the entire Building, whether Landlord’s consent will result in a breach of any other lease or agreement to which Landlord is a party affecting the Building.  Each SubTenant shall agree in writing, for the benefit of Landlord, to be bound by, and to perform the terms and conditions and covenants of this Lease to be performed by Tenant, but only to the extent they are applicable to the Sublet.  Notwithstanding anything contained herein, Tenant shall not be released from liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Sublet unless Landlord specifically grants such release in writing.  Consent by Landlord to any Sublet shall not be deemed a consent to any subsequent Sublet.  Tenant shall reimburse Landlord for all reasonable out-of-pocket costs and reasonable out-of-pocket attorneys’ fees incurred by Landlord in connection with the evaluation, processing and/or documentation of any requested Sublet, whether or not Landlord’s consent is granted.  Landlord’s reasonable costs shall include the cost of any review or investigation by Landlord of any hazardous or toxic materials which may be used, stored, or disposed of at the Premises by the SubTenant, including fees paid to consultants hired to perform such review or investigation.

C.                                    Information to be Furnished.  If Tenant desires at any time to Sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name and legal composition of the proposed SubTenant, (ii) the nature of the proposed SubTenant’s business to be carried on in the Premises; (iii)  the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; (iv) a statement of all consideration to be paid by the SubTenant in connection with the Sublet; (v) a current financial statement of Tenant; and (vi) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed SubTenant.

D.                                    Landlord’s Alternatives.  At any time within thirty (30) days after the Landlord’s receipt of the information specified in Paragraph 21.C., Landlord shall, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant, which consent shall not be unreasonably withheld, unless Landlord has the right to elect to recapture the Premises (or portion thereof) under clause (iii) below and Landlord timely makes such election; (ii) to refuse its consent to the Sublet, but only on reasonable grounds as more particularly described in Section 21.B above, or (iii) in the event that the proposed Sublet is for more than 75% of the subject Premises for substantially the remainder of the Term, terminate this Lease in its entirety or only as to the portion of the Premises proposed to be Sublet.  If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed SubTenant set forth in the information furnished by Tenant to Landlord pursuant to Paragraph 21.B, subject, however, at Landlord’s election, to the condition that fifty percent (50%) of any excess of the Subrent over the Rent required to be paid by Tenant under this Lease shall be paid to Landlord, after Tenant deducts its direct expenses of reasonable real estate commissions, attorneys’ fees and tenant improvement costs in connection with the Sublet.

E.                                     Proration.  If a portion of the Premises is Sublet, the pro rata share of the Rent attributable to such partial area of the Premises shall be determined by Landlord by dividing the Rent payable by Tenant hereunder by the total square footage of the Premises and multiplying the resulting quotient (the per square foot rent) by the number of square feet of the Premises which are Sublet.

F.                                Exempt Sublets.  Notwithstanding the above, Landlord’s prior written consent shall not be required, Landlord shall not have any right to a sharing of any excess Subrent or to recapture all or any portion of the Premises, for an assignment of this Lease or a subletting of the Premises to: (1) an entity which controls, is controlled by or under common control with Tenant, (2) a successor entity related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action, (3) a purchaser of substantially of all Tenant’s capital stock or assets located in the Premises, provided that: (i) Tenant gives Landlord prior written notice of the name of any such assignee or subtenant; (ii) such assignment, subletting or other transfer shall not materially negatively affect Tenant’s net worth; and (iii) with respect to an assignment, the assignee assumes, in writing, for the benefit of Landlord, all of Tenant’s obligations under the Lease.

22.                               Parking Charges.  Tenant shall have the exclusive use of all parking areas serving the Premises and Property at no additional charge to Tenant; provided, however, that Tenant agrees to pay promptly upon demand, based on its percent of occupancy of the entire Premises, its pro-rata share of any mandatory parking charges, surcharges, or any other cost, that may hereafter be levied or assessed by local, state, or federal governmental agencies in connection with the use of the parking facilities serving the Premises, including, without limitation, any parking surcharge that may be imposed by or under the authority of the Federal Environmental Protection Agency. Landlord represents and warrants to Tenant that as of the date of this Lease, no such charges, surcharges or other costs have been levied by any governmental authority with respect to the use of the parking facilities serving the Property.

23.                               Insolvency or Bankruptcy.  Either (1.) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant that is not dismissed within sixty (60) days thereafter, or (2.) a general assignment by Tenant for the benefit of creditors, or (3.) any action taken or suffered by Tenant under any insolvency or bankruptcy act that is not dismissed within sixty (60) days thereafter, shall constitute a breach of this Lease by Tenant.  Upon the happening of any such event, this Lease shall terminate ten (10) days after written notice of termination from Landlord to Tenant.  This Paragraph is to be applied consistent with the applicable state and federal law in effect at the time such event occurs.

24.                               Intentionally omitted.

25.                               Surrender of Lease.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger nor relieve Tenant of any of Tenant’s obligations under this Lease, and shall, at the option of Landlord, terminate all or any existing Subleases or

Subtenancies, or may, at the option of Landlord, operate as an assignment to him of any or all such Subleases or Subtenancies.

26.                               Attorneys’ Fees.  If, for any reason, any suit be initiated to enforce any provision of this Lease, the prevailing party shall be entitled to legal costs, expert witness expenses, and reasonable attorneys’ fees, as fixed by the court.

27.                               Notices.  All notices to be given to Tenant may be given in writing, personally, or by reputable overnight courier or depositing the same in the United States certified mail, postage prepaid, and addressed to Tenant at the address set forth below, or to such other place as Tenant may from time to time designate in a notice to Landlord delivered in accordance with this Section 27.  Any notice or document required or permitted by this Lease to be given Landlord shall be addressed to Landlord at the address set forth below, or at such other address as it may have theretofore specified by notice delivered in accordance herewith. Any notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no notice was given, provided that any notice delivered on a Saturday, Sunday or legal holiday in Mountain View, CA will not be deemed received until the next business day.

LANDLORD:	WTA Middlefield LLC
431 Burgess Drive, Suite 200
Menlo Park, CA 94025
Facsimile: 650-322-5029

TENANT:	Before the Commencement Date (or Actual Delivery Date, if applicable):
MobileIron, Inc.
415 East Middlefield Road
Mountain View, CA 94043
Attn: Facilities Director

with a copy to:

MobileIron, Inc.
415 East Middlefield Road
Mountain View, CA 94043
Attention: Chief Financial Officer

After the Commencement Date (or Actual Delivery Date, if applicable):
MobileIron, Inc.
At the Premises
Attn: Facilities Director

with a copy to:
MobileIron, Inc.
At the Premises
Attn: Chief Financial Officer

28.                               Transfer of Security.  If any security be given by Tenant to secure the faithful performance of all or any of the covenants of this Lease on the part of Tenant, Landlord may transfer and/or deliver the security, as such, to the purchaser of Landlord’s fee title interest in the Property, in the event that such interest is sold, and thereupon Landlord shall be discharged from any further liability in reference thereto, upon the assumption by such transferee of Landlord’s obligations under this Lease.

29.                               Waiver.  The waiver by Landlord or Tenant of any breach of any term, covenant, or condition, herein contained shall not be deemed to be a waiver of such term, covenant, or condition, or any subsequent breach of the same or any other term, covenant, or condition herein contained.  The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

30.                               Holding Over.  Any holding over after the expiration of the term or any extension thereof, with the consent of Landlord, shall be construed to be a tenancy from month-to-month, at a rental of one and one-half (1 1/2) times the previous month’s rental rate per month, and shall otherwise be on the terms and conditions herein specified, so far as applicable.

31.                               Covenants, Conditions, and Restrictions.  Not applicable

32.                               Acknowledgement of California Civil Code Section §1938 Disclosure.  Tenant acknowledges review of this provision of the Lease wherein Tenant is hereby advised by Landlord, in compliance with the provisions of California Civil Code Section §1938, that the Premises being leased to Tenant have not undergone inspection by a Certified Access Specialist (CASp) related to whether or not the site meets all applicable construction-related accessibility standards.

33.                               Energy Disclosure.  Tenant acknowledges that Landlord has agreed to use reasonable efforts to provide Tenant shortly after the execution of this Lease, the Disclosure Summary Sheet, the Statement of Energy Performance, the Data Checklist and the Facility Summary for the Building as required by California Public Resources Code Section 25402.10 or successor statute(s) and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations (the “Energy Use Disclosure Requirements”). Tenant hereby waives all claims it may have against Landlord for any loss, injury or damage suffered by Tenant based on the Energy Use Disclosure Requirements.  Furthermore, Tenant agrees to provide Landlord, upon written request, copies of the utility bills for the Premises.

34.                               Limitation on Landlord’s Liability.  If Landlord is in default of this Lease, and, as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title, and interest of Landlord in the Premises, or in the building, other improvements, and land of which the Premises are part, and out of rent or other income from such real property receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Premises or in the building, other improvements, and land of which the Premises are part.  Neither Landlord nor any of the partners comprising the partnership designated as Landlord shall be personally liable for any deficiency.

35.                               Antenna.  Tenant shall have the right to mount several small radio antennae or other standard and customary communication devices on the roof or roof screen and to access and maintain the same from time to time as necessary for the conduct of Tenant’s business; however, said communication devices shall be specifically for Tenant’s (or any of Tenant’s subtenants’ of the Premises or assignees’ of the Lease) use rather than that of a third party and shall not penetrate the roof membrane or affect the water-tightness of the roof.  Tenant shall remove all said equipment upon expiration of the Lease and restore the affected areas to original condition (normal wear and tear excepted).

36.                               Signage.  Subject to Landlord’s approval, which shall not be unreasonably withheld, Tenant, at Tenant’s sole cost, shall have the right to place its name and/or logo on the monument sign and on the Premises so long said signage meets all governmental requirements.  Tenant shall remove all signage upon expiration of the Lease and restore the affected areas.

37.                               Miscellaneous.

A.                                    Time is of the essence of this Lease, and of each and all of its provisions.

B.                                    The terms “building” and “Building” shall mean the building in which the Premises are situated.

C.                                    If the building is leased to more than one tenant, then each such tenant (or in the case of a sole tenant, the sole tenant), its agents, officers, employees, and invitees, shall have the non-exclusive right (in conjunction with the use of the part of the building leased to such Tenant) to make reasonable use of any driveways, sidewalks, and parking areas located on the parcel of land on which the building is situated, except such parking areas as may from time to time be leased for exclusive use by other tenants of the Building, if any.

D.                                    Tenant’s such reasonable use of parking areas shall not exceed that percent of the total parking areas which is equal to the ratio which floor space of the Premises bears to floor space of the building.

E.                                     The term “assign” shall include the term “transfer.”

F.                                      The invalidity or unenforceability of any provision of this Lease shall not affect the validity or enforceability of the remainder of this Lease.

G.                                    All parties hereto have equally participated in the preparation of this Lease.

H.                                   The headings and titles to the Paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof.

I.                                        Landlord has made no representation(s) whatsoever to Tenant (express or implied) except as may be expressly stated in writing in this Lease instrument.

J.                                        This instrument contains all of the agreements and conditions made between the parties hereto, and may not be modified orally or in any other manner than by agreement in writing, signed by all of the parties hereto or their respective successors in interest.

K.                                   It is understood and agreed that the remedies herein given to Landlord shall be cumulative, and the exercise of any one remedy by Landlord shall not be to the exclusion of any other remedy.

L.                                     The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, and administrators, and assigns of all the parties hereto.

M.                                 This Lease has been negotiated by the parties hereto and the language hereof shall not be construed for or against either party.

N.                                    All exhibits to which reference is made are deemed incorporated into this Lease.

O.                                    This Lease may be executed in counterparts, each of which shall constitute an original.  This Lease shall only be effective if a counterpart is signed by both Landlord and Tenant. Landlord and Tenant each (i) has agreed to permit the use of telecopy or emailed pdf signatures of the Lease in order to expedite the transaction contemplated by this Lease, (ii) intends to be bound by its respective telecopy or emailed pdf signature, (iii) is aware that the other will rely on the telecopied or emailed pdf signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this Lease based on the fact that a signature was sent by telecopy or emailed pdf only.

[Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first above-written.

LANDLORD:		TENANT:
WTA Middlefield LLC,		MobileIron, Inc.
A California limited liability company		a Delaware corporation

BY:	/s/ Carolee White	BY:	/s/ Laurel Finch
	Carolee White, Trustee		VP and General Counsel
Managing Member

DATE:	5/15/15	DATE:	5/15/15

EXHIBIT A

(Attached)

EXHIBIT A-1

LEGAL DESCRIPTION

(Attached)

All that certain real property situate in the City of Mountain View, County of Santa Clara, State of California, described as follows:

All of Parcel “B”, as shown upon that certain Map entitled Parcel Map, being a portion of the Rancho Pastoria De Las Borregas and a portion of Tract No. 2724, recorded in Book 121 of Maps, at pages 40, 41, 42, 43 and 44, Santa Clara County Records, which Map was filed for record in the office of the Recorder of the County of Santa Clara, State of California, on November 19, 1976 in Book 383 of Maps, at page 50.

ARB No: 159-41-001.01

APN No: 160-53-004

EXHIBIT B

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

LETTER DATED JANUARY 25, 1993

(Attached)

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY San Francisco Co. 94108-3901 January 25, 1993 A. Eric Madera Raytheon Company 760 N. Mary Ave, Sunnyvale, CA 94025 Re: EPA’s Review of the Source Control Work Plan for 490 E. Middlefield RD, July, 1991, submitted pursuant to the Consent Decrea at the NEM Site Dear Mr. Madera: In accordance with the provisions of section XIV of CERCLA 106 order, this work Plan is approved. This approval constitutions an EPA agreement that no further work needs to be performed at the nite at this time. However, should further information indicate that there is contamination at the site, further action may be required in the future. Please call if you have any questions. Sincerely, Kelly S. Mccarty Copies: Sandra Olliges, NASA Stephen Chao, Navy C. R. Bostio, Order parties